                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          AAMES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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

                           AAMES FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 19, 1997


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Aames Financial Corporation (the "Company") will be held at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California 90012, on Wednesday, November 19, 1997, at 3:00 p.m., Los Angeles time, for the following purposes:

         1. To elect three Class I directors to hold office for three years and until such directors' successors are elected;

         2.       To approve the adoption of the Company's 1997 Stock Option
                  Plan;

         3. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending June 30, 1998; and

         4. To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

         Only stockholders of record of the Company at the close of business on October 3, 1997 are entitled to notice of and to vote at the Meeting and adjournment(s) thereof.

         All stockholders are cordially invited to attend the Meeting in person. However, to ensure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person, even though he or she has returned a Proxy.

                                            By Order of the Board of Directors

                                            /s/ Barbara S. Polsky

                                            Barbara S. Polsky
                                            Secretary

Los Angeles, California
October 10, 1997

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           AAMES FINANCIAL CORPORATION
                               350 S. Grand Avenue
                          Los Angeles, California 90071
                                 (213) 640-5000

                               -------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 19, 1997

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Aames Financial Corporation, a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California 90012, at 3:00 p.m., Los Angeles time, on Wednesday, November 19, 1997, and at any adjournment(s) thereof.

         It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about October 10, 1997.

         At the Meeting, the stockholders of the Company will vote upon: (i) the election of three Class I directors for a term of three years; (ii) the adoption of the Aames Financial Corporation 1997 Stock Option Plan (the "1997 Plan");
(iii) the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending June 30, 1998; and
(iv) such other matters as may properly come before the Meeting and any and all adjournments thereof.

         A Proxy for use at the Meeting is enclosed. Any stockholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy holders in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted (i) in favor of the election of the nominees for director set forth herein, (ii) in favor of the adoption of the 1997 Plan, (iii) in favor of the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants and (iv) if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

         The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited through the mails, but officers, directors and regular employees of the Company may solicit Proxies personally. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy materials to stockholders whose stock in the Company is held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of Proxies if management determines it advisable.

                                VOTING SECURITIES

         The close of business on October 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. At the record date, 27,774,575 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were outstanding. The Common Stock is the only outstanding class of securities entitled to vote at the Meeting. At the record date, the Company had approximately 189 stockholders of record. A stockholder is entitled to cast one vote for each share of Common Stock held on the record date on all matters to be considered at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining if a quorum is present. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by rules of the New York Stock Exchange, Inc. ("NYSE") from exercising discretionary authority to vote those securities.

         In accordance with the laws of the State of Delaware and the Company's Certificate of Incorporation and Bylaws, for election of directors, which requires a plurality of the votes cast, only proxies and ballots indicating votes "For all nominees," "Withhold authority to vote all nominees" or specifying that votes be withheld from one or more designated nominees are counted to determine the total number of votes cast, and broker non-votes are not counted. Therefore, abstentions and broker non-votes have no effect on the outcome of the election. For the adoption of all other proposals, which are decided by a majority of the shares present in person or by proxy and entitled to vote, only proxies and ballots indicating votes "For, "Against" or "Abstain" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote, and broker non-votes are not counted. Thus abstentions have the same effect as a vote against a proposal but broker non-votes have no effect on the outcome of the proposal.

                          ELECTION OF CLASS I DIRECTORS

         In accordance with the Certificate of Incorporation and Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, directors constituting one class are elected for three-year terms. The Bylaws of the Company provide that the Board of Directors shall consist of no fewer than three and no more than nine members as determined from time to time by the Board of Directors. The Board of Directors currently consists of three Class I directors with terms expiring in 1997, three Class II directors with terms expiring in 1999 and three Class III directors with terms expiring in 1998. At the Meeting, the Class I directors will be elected for a term expiring at the year 2000 Annual Meeting. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed only with cause by the vote of a majority of the stockholders then entitled to vote.

         Unless otherwise instructed, the Proxy holders will vote the Proxies received for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that such nominees will be unwilling or unable to serve if elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED BELOW.

         The Board of Directors proposes the election of the following nominees as Class I directors:

                              George W. Coombe, Jr.
                                Neil B. Kornswiet
                           Georges C. St. Laurent, Jr.

         If elected, each nominee is expected to serve until the year 2000 Annual Meeting of Stockholders. The affirmative vote of a majority of the shares present in person or represented by Proxy at the Meeting and voting on the election of the Class I directors is required for the election of the above-named nominees.

                                   MANAGEMENT

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND
EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of September 30, 1997:

                                                                                       Year Term
                  Name            Age         Position                                  Expires
                  ----            ---         --------                                  -------
NOMINEES:
George W. Coombe, Jr.             71          Nominee                                       N/A

Neil B. Kornswiet                 40          President and Director,                      1997
                                              Chairman, Chief Executive Officer
                                              and President of One Stop Mortgage, Inc.
                                              ("One Stop")

Georges C. St. Laurent, Jr.       61          Nominee                                       N/A

CONTINUING DIRECTORS:
John C. Getzelman                 54          Director                                     1999

Dennis F. Holt                    61          Director                                     1998

Melvyn Kinder, Ph.D.              59          Director                                     1999

Lee Masters                       45          Director                                     1998

Cary H. Thompson                  41          Chief Executive Officer and                  1999
                                              Director

Gregory J. Witherspoon            51          Executive Vice President,                    1998
                                              Chief Financial Officer and Director

OTHER EXECUTIVE OFFICERS:
Mark E. Costello                  47          Executive Vice President -
                                              Loan Production

Mark E. Elbaum                    34          Senior Vice President - Finance and
                                              Chief Accounting Officer

Joseph Magnus                     35          Executive Vice President -
                                              Chief Credit Officer

Barbara S. Polsky                 43          Executive Vice President,
                                              General Counsel and Secretary

Daniel H. Relf                    54          Executive Vice President -
                                              Loan Services

         The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. There is no family relationship between any director and any executive officer of the Company.

         GEORGE W. COOMBE, JR. is a Senior Fellow at the Stanford Law School teaching International Commercial Arbitration. From 1990 to 1995, Mr. Coombe was a partner in the law firm of Graham & James and from 1975 to 1990, he was Executive Vice President and General Counsel of Bank of America. From 1968 to 1975, Mr. Coombe served as Assistant General Counsel and Corporate Secretary of General Motors Corporation.

         NEIL B. KORNSWIET was elected a Director in September 1996. Mr. Kornswiet founded One Stop in August 1995 and was its Chairman, Chief Executive Officer and President from September 1995 through its acquisition by the Company in August 1996. Mr. Kornswiet continues to serve as Chairman, Chief Executive Officer and President of One Stop, now a wholly-owned subsidiary of the Company. Mr. Kornswiet was also named an Executive Vice President of the Company in September 1996 and President of the Company in May 1997. From 1992 to 1995, Mr. Kornswiet was President of Quality Mortgage, a privately held mortgage banking company. From 1983 to 1992, Mr. Kornswiet was a lawyer specializing in consumer credit and other regulatory matters for financial institutions and mortgage banking companies.

         GEORGES C. ST. LAURENT, JR. is the former Chairman of the Board and Chief Executive Officer of Western Bank, Oregon (1988 to 1997). Currently, Mr. St. Laurent is a principal in various real estate, agricultural and forestry related ventures and also serves as a director of Baxter International, Inc. and The Perkin Elmer Corporation.

         JOHN C. GETZELMAN was elected a director of the Company in July 1997. Mr. Getzelman has been President and Chief Executive Officer of Community Bank located in Pasadena, California since 1992. From 1988 to 1992, he served as President and Chief Operating Officer and then Chairman and Chief Executive Officer of the former Rainier Bank in Seattle, Washington. Prior to 1988, Mr. Getzelman served in various domestic and international banking positions with Security Pacific National Bank culminating as Executive Vice President and head of International Banking.

         DENNIS F. HOLT was elected a Director of the Company in December 1995. Mr. Holt founded and is the President and Chief Executive Officer of Western International Media Corporation, a media management company.

         MELVYN KINDER, PH.D. was elected a Director of the Company in August 1996. Dr. Kinder is a clinical psychologist recognized for his innovative work in social, family and professional relations. Dr. Kinder maintains a private practice in Los Angeles and serves as co-director of Westbridge Psychiatric Medical Group in Los Angeles.

         LEE MASTERS was elected a director of the Company in July 1997. Since 1990, Mr. Masters has been President and Chief Executive Officer of E! Entertainment Television, a cable programming service controlled by Comcast Corp. and The Walt Disney Company. Prior to joining E! Entertainment Television, he served as Executive Vice President of MTV, a subsidiary of Viacom, Inc.

         CARY H. THOMPSON has served as a Director of the Company since January 1992. He was named Chief Operating Officer of the Company in March 1996 and Chief Executive Officer of the Company in May 1997. From May 1994 until joining the Company, Mr. Thompson served as Managing Director-Head of United States Financial Institutions Group for NatWest Markets. From June 1989 to May 1994, Mr. Thompson was Senior Vice President-Head of West Coast Financial Institutions Group for Oppenheimer & Co. Mr. Thompson is also on the Board of Directors of Fidelity National Financial, Inc., a title insurance company.

         GREGORY J. WITHERSPOON is a certified public accountant and has been an Executive Vice President of the Company since August 1994, Chief Financial Officer of the Company since 1987 and a Director since 1991. From 1988 to 1994, Mr. Witherspoon served as Senior Vice President - Finance and Administration of the Company. Mr. Witherspoon joined the Company in 1987 as its Controller.

         MARK E. COSTELLO joined the Company in March 1995 as Vice President - Correspondent Lending. He was named Senior Vice President - Correspondent Lending in October 1995 and Executive Vice President - Loan Production in May 1997. Prior to joining the Company, he was Director of Wholesale Lending for Advanta Mortgage Corporation USA. From 1980 to 1993, Mr. Costello was a Vice President with Citibank, New York, in the mortgage and consumer banking areas.

         MARK E. ELBAUM is a certified public accountant and joined the Company as Vice President - Finance in September 1992. Mr. Elbaum was named Senior Vice President - Finance and Chief Accounting Officer in October 1995. From 1985 until joining the Company, Mr. Elbaum was an auditor with Price Waterhouse LLP, serving as an audit manager beginning July 1990.

         JOSEPH MAGNUS joined the Company in January 1997 as Senior Vice President - Strategic Planning. In May 1997, he was named Executive Vice President - Chief Credit Officer. Prior to joining the Company, he held various position at Financial Guaranty Insurance Company in New York and most recently served as Senior Risk Manager for the Research and Risk Management Department.

         BARBARA S. POLSKY joined the Company in May 1996 as Senior Vice President and General Counsel. In May 1997, she became Executive Vice President and General Counsel and in June 1997 she was appointed Secretary of the Company. Prior to joining the Company, Ms. Polsky was a partner in the law firm of Manatt, Phelps & Phillips, LLP, where she specialized in financial institution and corporate securities matters. From September 1992 to March 1994, Ms. Polsky was a partner in the law firm of Hughes Hubbard & Reed.

         DANIEL H. RELF joined the Company in July 1995 as a Vice President in the Servicing Department and subsequently was promoted to Senior Vice President in 1996. In May 1997, Mr. Relf was named Executive Vice President - Loan Services. Prior to joining the Company, Mr. Relf served as Senior Vice President
- Service Operations of Great Western Bank from 1986 to 1992.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held a total of 11 meetings during the fiscal year ended June 30, 1997. Among its committees, the Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended June 30, 1997, each director attended at least 75% of the meetings of the Board of Directors and Committees on which he served.

         The Audit Committee met two times, the Compensation Committee met eight times and the Nominating Committee met one time during the fiscal year ended June 30, 1997. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent accountants, discussing the scope and results of the audit with the accountants, discussing the Company's financial accounting and reporting principles and the adequacy of the Company's financial controls with the accountants and the Company's management, discussing the results of internal audits with management and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of awards under the Company's various stock incentive plans. See "Report of the Compensation Committee on Executive Compensation" attached to this Proxy Statement as Exhibit "A." The Nominating Committee reviews the qualifications of possible candidates to serve on the Board of Directors. The Nominating Committee does not consider nominations made by stockholders. Currently, the members of the Audit Committee are Messrs. Cerrell, Getzelman and Kinder, the members of the Compensation Committee are Messrs. Cerrell, Kinder and Masters and the members of the Nominating Committee are Messrs. Cerrell and Kinder.

COMPENSATION OF DIRECTORS

         Each director who is not an officer of or otherwise employed by the Company as either an employee or a consultant (each an "Outside Director") receives a non-qualified option to purchase 10,000 shares of the Common Stock at the time of the director's original appointment or election to the Board. In addition, each Outside Director is entitled to receive an annual retainer of $8,000, a fee of $3,000 for each regular or special Board meeting attended in person, $1,500 for each regular or special committee meeting attended in person, $1,000 for each regular or special Board or committee meeting attended by telephone, and an option to purchase an additional 1,500 shares of the Common Stock on each anniversary of the Outside Director's original appointment or election to the Board.

         On May 7, 1997, Gary K. Judis, the Chairman of the Board, resigned from his positions as President and Chief Executive Officer of the Company and entered into a severance agreement and a consulting agreement with the Company effective that date. Under the severance agreement, Mr. Judis received a lump sum severance payment of $900,000, lifetime coverage for himself and his spouse under medical and dental plans comparable to those provided by the Company to its senior executive officers, life insurance during his lifetime, title to his company car, continued directors and officers liability coverage and the payment of his legal fees in connection with negotiating the severance agreement. Further, under the severance agreement, and so long as Mr. Judis remains Chairman of the Board, he is entitled to Chairman fees of $1.0 million (payable in installments over a 12 month period), an office, secretarial assistance and other perquisites made available to senior executive officers of the Company. In consideration for these payments and benefits, Mr. Judis agreed not to compete with the Company for a period of three years, to release the Company from all claims and to maintain the confidentiality of Company information. Mr. Judis has decided not to stand for re-election to the Board so the benefits provided to him as Chairman under the agreement will terminate as of the date of the Meeting. The Company also engaged Mr. Judis as a consultant for a three year period commencing May 7 1997. Under the consulting agreement, Mr. Judis' duties include use of his voice in radio and television advertisements, assistance in legislative efforts on behalf of the Company and attendance at trade shows and conventions. Mr. Judis receives a consulting fee of $5,000 per month plus AFTRA/SAG compensation of $5,000 per advertisement for which he provides the voice-over. The consulting arrangement will continue after the Meeting.

CERTAIN RELATIONSHIPS

         On August 28, 1996, the Company acquired One Stop, a residential mortgage lender. Prior to the acquisition, One Stop was owned by Neil B. Kornswiet, currently the President and a director of the Company. In the acquisition, the Company issued approximately 3.5 million shares of the Common Stock, 2.4 million shares of which were issued to Mr. Kornswiet. Of the total shares issued in the acquisition, 102,750 shares were placed in escrow pursuant to an escrow agreement as security for the indemnification of obligations of One Stop and Neil B. Kornswiet. Those shares were released to Mr. Kornswiet on August 28, 1997. Mr. Kornswiet continues to serve as President, Chief Executive Officer and Chairman of the Board of Directors of One Stop. See "Executive Compensation."

         From time to time certain officers, directors and employees of the Company, as well as members of their immediate families, act as private investors in loan transactions originated by the Company. All such loans are originated on terms and conditions which are no more favorable than loans originated by the Company for other nonaffiliated private investors except that such persons receive 75% of any prepayment fees collected by the Company on such loans. The Company discontinued its private investor program in August 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the last fiscal year, executive compensation for the Company was administered by the Compensation Committee of the Board. Messrs. Cerrell and Kinder served as members of the Compensation Committee during the 1997 fiscal year and currently serve in such capacity along with Mr. Masters. Messrs. Cerrell, Kinder and Masters are not, and have never been, officers or employees of the Company.

REPORT OF THE COMPENSATION COMMITTEE

         The Report of the Compensation Committee of the Board of Directors of the Company, describing the compensation policies and the compensation philosophy of the Company's executive compensation policy and certain determinations with respect to bonuses and stock option grants for the year ended June 30, 1997, is attached to this Proxy Statement as Exhibit "A."

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of September 30, 1997, certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the Named Executive Officers (as defined under "Executive Compensation -- Summary Compensation Table") and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The address of each individual listed is in care of the Company, 350 S. Grand Avenue, Los Angeles California 90071.

                  Name and Address                              Number of Shares     Percent of Class
                  ----------------                              ----------------     ----------------
         Funds and institutional accounts affiliated
         with Alliance Capital Management L.P.,
         1345 Avenue of the Americas, New York,
         New York 10105    .....................................    2,686,864 (1)          9.58%

         Funds and institutional accounts affiliated
           with FMR Corp., 82 Devonshire Street,
           Boston MA 02109......................................    1,896,494 (2)          6.78%

         Funds and institutional accounts affiliated
         with A I M Management Group Inc., 11 Greenway
         Plaza, Houston, Texas 77046 ...........................    1,893,085 (3)          6.82%

         Joseph R. Cerrell .....................................       42,750 (4)             *
         George W. Coombe, Jr...................................            --               --
         Mark E. Costello ......................................        8,625 (5)             *
         John C. Getzelman......................................            --               --
         Gary K. Judis .........................................    1,839,717 (6)          6.52%
         Dennis F. Holt ........................................       15,875 (7)             *
         Melvyn Kinder .........................................       19,250 (8)             *
         Neil B. Kornswiet .....................................    2,277,860 (9)          8.01%
         Lee Masters............................................           --                --
         Barbara S. Polsky......................................       24,500 (10)            *
         Georges C. St. Laurent, Jr.............................           --                --
         Cary H. Thompson ......................................      554,624 (11)         1.96%
         Gregory J. Witherspoon ................................      239,856 (12)            *
         All executive officers, directors and nominees
           as a group (16 persons) .............................    5,047,625 (13)        17.05%

-----------------------
*  Less than one percent.

(1) Includes 265,339 shares of Common Stock into which $4,953,879 principal amount of the Company's 5.5% Convertible Subordinated Debentures due 2006 (the "Debentures") beneficially owned by such funds and institutional accounts could be converted. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 12, 1997.

(2) Includes 214,244 shares of Common Stock into which $4,000,000 principal amount of the Debentures beneficially owned by such funds and institutional accounts could be converted. This information was obtained from a Schedule 13G filed with the SEC on September 10, 1997.

(3) This information was obtained from a Schedule 13G filed with the SEC on February 12, 1997.

(4) Includes 33,376 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after September 30, 1997 and 4,874 shares of Common Stock held in the name of the Cerrell & Associates, Inc. Employee Profit Sharing Plan, of which Mr. Cerrell is a Trustee and participant.

(5) Includes 3,825 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of September 30, 1997.

(6) Includes 446,661 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of September 30, 1997.

(7) Represents shares of Common Stock underlying options which are currently exercisable within 60 days after September 30, 1997.

(8) Includes 11,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after September 30, 1997.

(9) Includes 655,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after September 30, 1997.

(10) Represents shares of Common Stock underlying options which are currently exercisable within 60 days after September 30, 1997.

(11) Includes 537,730 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after September 30, 1997, 1,198 shares held by Mr. Thompson as custodian for Emily C. Thompson under the California UTMA, and 1,198 shares held by Karen L. Hellman, as custodian for Sarah C. Thompson under the California UTMA.

(12) Includes 75,917 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days.

(13) Includes 1,833,059 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table shows information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years or accrued within the current fiscal year as to the current and former Chief Executive Officers of the Company and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                                    Annual Compensation                Compensation
                                ------------------------------------------------------ ------------
     Name and                   Fiscal                                  Other Annual   Stock Option      All Other
Principal Position               Year       Salary          Bonus      Compensation(1)   Awards(2)     Compensation
------------------              ------      ------       ----------    ---------------  ------------   ------------
Gary K. Judis, Chairman          1997       $546,966     $3,160,797       $251,594(3)      75,000        $968,500(4)
  of the Board, former           1996        490,000      4,370,000             --        436,782           2,690
  Chief Executive Officer        1995        490,000      1,422,000             --         90,000             350

Cary H. Thompson                 1997       $634,805     $1,073,339             --             --             N/A
  Chief Executive Officer(5)     1996        125,000        298,000             --      1,821,825(6)          N/A
                                 1995            N/A            N/A            N/A            N/A             N/A

Neil B. Kornswiet                1997       $666,042     $4,408,863             --        555,000             N/A
  President(7)                   1996            N/A            N/A             --            N/A             N/A
                                 1995            N/A            N/A            N/A            N/A             N/A

Gregory J. Witherspoon           1997       $275,000     $  364,574             --             --           4,500(8)
  Executive Vice President       1996        177,000        634,000             --         22,500           2,690
  and Chief Financial            1995        131,000        379,000             --         45,000             350
  Officer

Mark E. Costello                 1997       $165,000     $  466,968             --         12,500           4,500(8)
  Executive Vice President -     1996        130,000        201,000             --         11,250           2,438
  Loan Production(9)             1995         43,000             --             --             --              --

Barbara S. Polsky                1997       $245,000     $  318,120             --         10,000             N/A
  Executive Vice President,      1996         35,538             --             --         56,350             N/A
  General Counsel and            1995            N/A            N/A            N/A            N/A             N/A
  Secretary(10)

----------------
(1) Except as set forth in footnote (3), the aggregate amount of all perquisites and personal benefits received by each of the Named Executive Officers in each of fiscal years 1995, 1996 and 1997 was not in excess of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officer.

(2) All numbers reflect the number of shares of Common Stock subject to options granted to the named officers during the fiscal year, in each case adjusted to reflect the three-for-two splits of the Common Stock effected on May 17, 1996 and February 21, 1997.

(3) Consists of $143,718 in Chairman fees, $10,000 in consulting fees, $58,937 for personal use of the Company's airplane, $24,265 in life and disability insurance premiums and $14,674 in other perquisites.
         See "Management -- Compensation of Directors."

(4) Consists of $900,000 in severance payments, the value of the Company car ($64,000) transferred to Mr. Judis as part of his severance arrangement and $4,500 in employer contributions to the Company's
         Section 401(k) plan. See "Management -- Compensation of Directors."

(5) Mr. Thompson joined the Company in March 1996 and became the Chief Executive Officer in May 1997.

(6) Options for 25,875 shares were awarded to Mr. Thompson during fiscal 1996 in his capacity as an outside director of the Company prior to his joining the Company as an officer.

(7)      Mr. Kornswiet joined the Company in August 1996.

(8) Consists of employer contributions to the Company's Section 401(k) plan for these persons.

(9)      Mr. Costello joined the Company in March 1995.

(10)     Ms. Polsky joined the Company in May 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding grants of stock options made during the fiscal year ended June 30, 1997 to the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                            Individual Grants
                           -----------------------------------------------------
                                                                                              Potential Realizable
                                                                                               Value at Assumed
                                               Percent of                                     Annual Rates of Stock
                              Number of      Total Options      Exercise                      Price Appreciation for
                          Shares Underlying    Granted to       or Base                           Option Term (2)
                              Options         Employees in      Price Per     Expiration   -------------------------
Name                         Granted (3)     Fiscal Year (4)    Share (5)        Date          5%            10%
----                         -----------     ---------------    ---------        ----          --            ---
Gary K. Judis                 75,000 (6)         4.2%            $27.42          1/28/07   $1,293,322      3,277,531
Cary H. Thompson                --                --                --               --           --             --
Neil B. Kornswiet            450,000 (7)        25.0%             28.92         11/25/06    8,184,435     20,740,964
                             105,000 (8)         5.8%             23.92         12/19/06    1,579,532      4,002,844
Gregory J. Witherspoon          --                --                --               --           --             --
Mark E. Costello               7,500 (9)          *               27.42          1/28/07      129,332        327,753
                               5,000 (10)         *               13.63           6/3/07       42,859        108,614
Barbara S. Polsky             10,000 (10)         *               13.63           6/3/07       85,718        217,227

---------------------
*        Less than 1%

(1) All amounts shown in this table have been adjusted to reflect the three-for-two split of the Common Stock effected on February 21, 1997.

(2) The potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to the applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Company's Common Stock.

(3) All of the options set forth in this chart were granted for a term of 10 years.

(4) Options covering an aggregate of 1,802,157 shares were granted to eligible employees during the fiscal year ended June 30, 1997.

(5) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the NYSE on the last trading day prior to the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(6) This option became exercisable as to 1/3 of the shares on January 28, 1997 and 1/3 of the shares on June 1, 1997. The remaining 1/3 of the shares will become exercisable on June 1, 1998.

(7)      These options became immediately exercisable on November 25, 1996.

(8)      These options became immediately exercisable on December 19, 1996.

(9) This option becomes exercisable as to 1/5 of the shares on January 28, 1998 and as to 1/60 of the remaining shares on the last day of each month thereafter until fully vested.

(10) This option became exercisable as to 1/5 of the shares on June 3, 1997. The remaining shares vest at a rate of 20% on each anniversary of the date of grant thereafter until fully vested.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS

         The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended June 30, 1997 and the value of options held at fiscal year end.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                                      Value of All
                                                                          Number of Shares             Unexercised
                                                                       Underlying Unexercised         In-the-Money
                                                                          Options at Fiscal         Options at Fiscal
                                                                              Year-End                 Year-End(3)
                                                                       -----------------------      -----------------
                               Shares Acquired            Value             Exercisable/              Exercisable/
          Name                   on Exercise          Realized (2)          Unexercisable             Unexercisable
          ----                   -----------          ------------          -------------             -------------
Gary K. Judis .............           --                        --        366,873/  280,882        $2,969,513/$1,361,470
Cary H. Thompson ..........      216,525                $3,499,931        266,850/1,129,800         1,871,721/ 4,804,176
Neil B. Kornswiet .........           --                        --        550,000/     --                  --  /  --
Gregory J. Witherspoon.....           --                        --         60,000/   30,000             832,167/ 364,083
Mark E. Costello ..........        3,675                    66,346          2,575/   22,750              21,500/  59,083
Barbara S. Polsky .........           --                        --         24,500/   41,750               9,750/  39,000

---------------------
(1) All amounts shown in this table have been adjusted to reflect the three-for-two split of the Common Stock effected on February 21, 1997.

(2) Represents the difference between the exercise price and the market value on the date of exercise.

(3) Based upon the last reported sale price of the Common Stock on the NYSE on June 30, 1997 ($18.50) less the option exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from the Company's reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended June 30, 1997, all relevant Section 16(a) filing requirements were complied with, except that Mr. Cerrell a director of the Company, filed two late reports with respect to grants of options during the 1995 and 1996 fiscal years, Cary H. Thompson, Chief Executive Officer of the Company, filed one late report with respect to the exercise of warrants during the 1996 fiscal year and Mark E. Elbaum, an executive officer of the Company, filed one late report with respect to the purchase of shares of the Common Stock during fiscal 1994.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has employment or severance agreements with each of the Named Executive Officers. See also "Management -- Compensation of Directors." Under the Company's employment agreement with Cary H. Thompson, Chief Executive Officer, which was amended and restated in May 1997, Mr. Thompson is entitled to a base salary of $900,000 per year. He is also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies. Pursuant to his employment agreement, at the time he was hired, Mr. Thompson was also granted a bonus in the form of non-qualified options to purchase 1,125,000 shares of the Common Stock and additional non-qualified options to purchase 670,950 shares of the Common Stock to assist him in providing for federal and state income taxes payable as a result of such bonus options and in recognition of the fact that the Company may benefit from federal and state tax deductions as a result. In the event of a Severance Termination (as defined in the agreement) or a voluntary termination following a Change in Control (generally, a 20% change in the voting power of the Common Stock, certain changes in Board membership, a merger or complete liquidation or dissolution of the Company), the Company is obligated to pay Mr. Thompson two years' base salary plus an amount based on the performance bonuses previously paid. In addition, all options that are scheduled to vest on the next anniversary of Mr. Thompson's employment would vest as of the Severance Termination and all options exercisable as of such date shall remain exercisable for 12 months following such date; provided, however, in the event of certain changes in control that are not approved by the Board of Directors, all options shall immediately vest and remain exercisable for the entire remaining term of the option.

         On August 28, 1997, the Company entered into a five-year employment agreement with Neil B. Kornswiet, the Company's President and One Stop's Chairman, President and Chief Executive Officer. The agreement was amended in May 1997. Under the agreement, as amended, Mr. Kornswiet earns a base salary of $900,000 per year and is entitled to an annual performance bonus equal to 7.5% of One Stop's Adjusted Pre-Tax Income (as defined in the agreement) for the year. Mr. Kornswiet is also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies. In the event of a Severance Termination (as defined in the agreement) or a voluntary termination following a Change in Control (defined the same as in Mr. Thompson's agreement), Mr. Kornswiet will receive his base salary for three years (or the remaining term of the agreement, if longer), an amount equal to the performance bonus paid to him with respect to the three-year period prior to the date of termination (pro rated if he has been employed for less than three years) and an amount, if any, necessary to reimburse him on a net after-tax basis for any applicable federal excise tax. In addition, in the event of a Change in Control not approved by the Board of Directors, all options would become immediately vested and remain exercisable for the entire remaining term of the option.

         The Company entered into a five-year executive severance agreement with Gregory J. Witherspoon, Executive Vice President and Chief Financial Officer, on June 1, 1997. The agreement provides that, in the event of termination of his employment in connection with a Change in Control (defined the same as in Mr. Thompson's agreement), Mr. Witherspoon will be entitled to receive two years' base salary and an amount, if any, necessary to reimburse him on a net after-tax basis for any applicable federal excise tax. He is also entitled to receive the severance benefit if he voluntarily resigns following a Change in Control for Good Reason, defined to include a material reduction in his duties or base salary.

         Effective June 1, 1997, the Company entered into a two-year employment agreement with Mark E. Costello, Executive Vice President-Loan Production. Under the agreement, Mr. Costello is entitled to a base salary of $200,000 per year and a quarterly bonus of up to $50,000 as determined by the Compensation Committee, until such Committee adopts a new performance bonus plan for executive officers. If Mr. Costello's employment is terminated without cause, he will receive an amount equal to six months' base salary. If Mr. Costello's employment is terminated or he voluntarily resigns for Good Reason (defined to include a material reduction in his duties or base salary) in connection with a Change in Control (generally, a 50% change in the voting power of the Common Stock, certain changes in Board membership, a merger or complete liquidation or dissolution of the Company), he will receive two years' base salary plus an amount equal to the performance bonus paid to him with respect to the eight fiscal quarters preceding the date of termination.

         The Company entered into a second amended and restated employment agreement with Barbara S. Polsky, Executive Vice President, General Counsel and Secretary, effective June 1, 1997, with a term expiring on June 20, 2001. The agreement provides for a base salary of $300,000 per year and a quarterly bonus of $72,000 until the Compensation Committee adopts a new performance bonus plan for executive officers. Ms. Polsky is also entitled to a long term disability policy providing for an annual disability payment in an amount equal to 100% of her base salary. In the event of a termination without cause, Ms. Polsky will receive two years' base salary plus an amount equal to the performance bonus paid to her for eight fiscal quarters preceding the date of termination. In addition, all options previously granted would become immediately exercisable. In the event of a termination or voluntary resignation in connection with a Change in Control (defined the same as in Mr. Thompson's agreement), Ms. Polsky would receive the same benefits as in a termination without cause.

SECTION 401(K) PLAN

         The Company has a tax-qualified cash or deferred profit sharing plan (the "401(k) Plan") covering all employees over the age of 21 who have completed six months of service with the Company prior to a plan entry date. Pursuant to the 401(k) Plan, eligible employees may make salary deferral (before-tax) contributions of up to 25% of their compensation per plan year up to a specified maximum contribution as determined by the Internal Revenue Service. The 401(k) Plan also includes provisions which authorize the Company to make discretionary contributions. Such contributions, if made, are allocated among all eligible employees as determined under the 401(k) Plan. The trustees under the 401(k) Plan invest the assets of each participant's account in selected investment options at the direction of such participant.

DEFERRED COMPENSATION PLAN

         In April 1997, the Company implemented a deferred compensation plan for highly compensated employees and directors of the Company. The plan is unfunded and non-qualified. Eligible participants may defer a portion of their compensation (including bonuses) and receive a Company matching amount up to 4% of their annual base salary. The Company may also make discretionary contributions to the plan. For the 1997 fiscal year, the Company made no matching or discretionary contributions to the plan.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market (US Companies) Index and the Index for NYSE/AMEX/NASDAQ Stocks (SIC 6160-6169 US Companies) Mortgage Bankers and Brokers for the period commencing July 1, 1992 and ending on June 30, 1997. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                     06/30/92    06/30/93    06/30/94    06/30/95     06/28/96    06/30/97
                                     --------    --------    --------    ---------    --------    --------
Aames Financial Corporation .......    100.0       112.0        98.2       216.1        647.6       504.1
NYSE Stock Market (US Companies) ..    100.0       115.1       116.2       142.8        179.9       235.6
NYSE/AMEX/NASDAQ Stocks
 (SIC 6160-6169 US Companies)......    100.0       136.1       141.2       165.7        225.9       315.4
Mortgage Bankers and Brokers

                     PROPOSAL TO APPROVE THE ADOPTION OF THE
               AAMES FINANCIAL CORPORATION 1997 STOCK OPTION PLAN

INTRODUCTION

         The proposed Aames Financial Corporation 1997 Stock Option Plan (the "1997 Plan") was adopted by the Company's Board of Directors effective as of October 1, 1997, subject to the approval of the 1997 Plan by the stockholders of the Company. The 1997 Plan supplements the Company's 1991, 1995 and 1996 Stock Incentive Plans and provides for the grant of stock awards to selected directors, officers (vice president or equivalent and higher) and consultants of the Company and its subsidiaries. Subject to adjustment for stock splits, stock dividends and similar events, 400,000 shares of the Common Stock will be reserved for issuance under the 1997 Plan. The Board of Directors has also adopted the 1997 Non-Qualified Stock Option Plan, a broad-based plan which provides for the issuance of up to 600,000 non-qualified option shares. This Plan became effective on October 1, 1997 and does not require stockholder approval. The Board of Directors believes that, in light of the Company's significant growth and the acquisition of One Stop, it is appropriate to have additional shares available for the grant of stock awards to directors, officers, employees and consultants.

         At October 1, 1997, approximately 32 persons were eligible to participate in the 1997 Plan. As of September 30, 1997, no awards had been granted under the 1997 Plan. If (i) current outstanding options under the Company's other stock option plans and arrangements were exercised (4,524,593 shares), (ii) shares of Common Stock currently available for future option grant under the Company's other stock option plans were granted and exercised (656,275 shares), and (iii) the shares of Common Stock reserved for issuance under the 1997 Plan were granted and exercised (400,000 shares), such shares would constitute approximately 14.1% of the then outstanding shares of Common Stock plus the number of shares into which the Debentures are convertible.

         The following sections summarize the principal features of the 1997 Plan, a copy of which is attached as Exhibit "B" to this Proxy Statement. Although this Proxy Statement contains a summary of the principal features of the 1997 Plan, this summary is not intended to be complete and reference should be made to Exhibit "B" to this Proxy Statement for the complete text of the 1997 Plan.

PURPOSE

         The purpose of the 1997 Plan is to advance the interests of the Company and its stockholders by strengthening the Company's and its subsidiaries' ability to obtain and retain the services of the types of directors, officers and consultants who will contribute to the Company's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all stockholders of the Company.

ADMINISTRATION

         The 1997 Plan will be administered by a committee of the Company's Board of Directors (the "Committee") consisting of two or more directors, each member of which is a Non-Employee Director (as defined in Rule 16b-3 promulgated under the Exchange Act); and an Outside Director (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")). Subject to the provisions of the 1997 Plan, the Committee will have full and final authority to select the persons to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. Except as described under "--Adjustments," the 1997 Plan prohibits the Committee from authorizing the repricing of underwater options without stockholder approval.

ELIGIBILITY AND NON-DISCRETIONARY GRANTS

         The 1997 Plan provides that awards may be granted to Outside Directors who are designated as eligible persons by the Board of Directors, other Outside Directors (subject to the limitations described below), officers with the title of vice president or the equivalent and above (including officers who are directors) and consultants of the Company and its subsidiaries and parent companies. Outside Directors shall be entitled to receive the following: (i) a nondiscretionary grant of a nonqualified stock option to purchase 10,000 shares of Common Stock upon the Outside Director's election or appointment to the Board of Directors, and (ii) for so long as the Outside Director remains on the Board of Directors, an annual nondiscretionary grant on the date of the Company's annual meeting of stockholders of nonqualified stock options to purchase 1,500 shares of Common Stock. See "--Adjustments." All options granted to the Outside Directors shall have an exercise price equal to 100% of the fair market value of the shares on the date of grant and shall vest over a three year period. Unless designated "eligible persons," Outside Directors are not eligible for additional grants. On the date the 1997 Plan was adopted by the Board of Directors, Messrs. Cerrell, Getzelman, Kinder and Masters were the only Outside Directors of the Company. Upon election at the Meeting, Messrs. Coombe and St. Laurent will be Outside Directors.

AWARDS

         The 1997 Plan authorizes the Committee to grant options for the purchase of shares of the Common Stock. Each option will be granted at an exercise price equal to the fair market value of the Common Stock on the trading day before the date of grant. The maximum number of shares with respect to which options may be granted under the 1997 Plan to any eligible person during any fiscal year is 400,000, subject to certain adjustments to prevent dilution. All options granted under the 1997 Plan will have terms of 10 years, except as otherwise required by the Code.

         Unless otherwise expressly determined by the Committee, awards granted under the 1997 Plan to eligible persons will include a provision accelerating the receipt of benefits automatically upon the occurrence of certain specified events, including an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction.

         An award under the 1997 Plan may permit the recipient to pay all or part of the purchase price of the shares of Common Stock or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. Unless otherwise expressly determined by the Committee, all awards granted to executive officers and directors of the Company shall provide for such rights. If an option granted under the 1997 Plan permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient may be able to "pyramid" his or her previously owned shares, i.e., to exercise an option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from the immediately preceding transaction to pay the purchase price of the shares acquired in the immediately subsequent transaction, thereby facilitating the exercise of an option for a larger number of shares with no more investment than the original share or shares delivered.

         Other than with respect to nondiscretionary grants made to Outside Directors, the Committee, in the exercise of its sole discretion, shall determine the vesting schedule associated with each award; provided, however, that, unless otherwise expressly determined by the Committee, an award granted to an executive officer of the Company shall vest in four equal annual installments commencing on the first anniversary of the date of grant of such award.

         The Committee, in the exercise of its sole discretion, may permit participants in the 1997 Plan to assign or transfer their awards and their rights and interests therein; provided, however that awards granted in the form of incentive stock options shall only be transferable to the extent permitted by the Code.

PLAN DURATION

         Subject to its adoption by the stockholders of the Company, the 1997 Plan will become effective as of October 1, 1997; and no shares of Common Stock may be issued under the 1997 Plan until it has been approved by the stockholders. No awards may be granted under the 1997 Plan after October 1, 2007, although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms.

ADJUSTMENTS

         The 1997 Plan contains a provision which provides that equitable adjustments, as determined by the Committee, shall be made in the awards and in the maximum number of options and rights that may be granted to any eligible person in the event of any change in the number of issued shares of Common Stock or other securities then subject to the 1997 Plan which results from any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination, exchange or other similar corporate change. Adjustments in respect of stock splits and stock dividends, however, do not apply to the initial and annual grants of options to Outside Directors.

AMENDMENTS

         The Committee may amend or terminate the 1997 Plan at any time and in any manner, subject to the following: (i) no recipient of any award may, without his or her consent, be deprived of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (ii) if any rule or regulation promulgated by the SEC, the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

FEDERAL INCOME TAX TREATMENT

         The following general discussion of federal income tax consequences is only a summary of principal considerations based upon the tax laws and regulations of the United States existing as of the date hereof, all of which may be subject to modification or change at any time, in some cases retroactively. This discussion is also qualified by certain exceptions and the particular circumstances of individual optionees, which may substantially alter or modify the consequences herein discussed. Optionees, in addition, may be subject to state, estate or other taxation.

         The 1997 Plan does not constitute a qualified retirement plan under
Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans).

         Incentive Stock Options ("ISOs"). With respect to ISOs granted under the 1997 Plan, an optionee generally will not recognize any income upon the grant or the exercise of the option. Upon a subsequent disposition of the stock, the optionee will generally recognize long-term capital gain or loss equal to the difference between the amount paid for the stock and the amount realized on its disposition, provided that the stock is not disposed of for at least two years from the date the option is granted and for at least one year from the date the stock is transferred to the optionee.

         If the stock received pursuant to the exercise of an ISO is disposed of prior to the aforementioned two-year or one-year periods (a "disqualifying disposition"), the optionee will generally recognize ordinary compensation income upon the making of such disqualifying disposition, in an amount equal to the lesser of (i) the fair market value of the option shares on the exercise date, minus the exercise price, and (ii) the amount realized on the disposition, minus the exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will generally be treated as long-term or short-term capital gain, depending upon whether the shares have been held for more than one year.

         If an optionee exercises an ISO, in whole or in part, with previously acquired stock of the Company, the exchange will not affect the ISO treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired stock to the Company, and the shares of stock received by the optionee, equal in number to the previously acquired shares of stock exchanged therefor, will have the same tax basis and holding period for long-term capital gain purposes as such previously acquired stock. (The optionee will not, however, be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements.) Shares of stock received by an optionee in excess of the number of such previously acquired shares of stock will have a tax basis of zero and a holding period which commences as of the date of exercise. If the exercise of an ISO is effected using stock previously acquired through the exercise of an ISO, the exchange of such previously acquired shares of stock will be considered a disposition of such stock for the purpose of determining whether a disqualifying disposition has occurred.

         When the optionee exercises an ISO granted under the 1997 Plan, the difference between the exercise price paid and the then fair market value of the stock will constitute an "item of adjustment" which may subject the optionee to the alternative minimum tax ("AMT") imposed by Section 55 of the Code. However, if a disqualifying disposition occurs in the year in which the option is exercised, the maximum amount that will be included as AMT income is the gain realized on the disposition of the stock. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disposition will not be considered income for AMT purposes. In addition, the basis of the stock for determining gain or loss for AMT purposes will be the exercise price for the stock, increased by the amount that the AMT income was increased due to the earlier exercise of the ISO.

         The Company will generally not be entitled to any federal income tax deduction with respect to ISOs granted or exercised under the 1997 Plan. However, if the optionee makes a disqualifying disposition, then the Company generally will be entitled to a deduction in the year of such disqualifying disposition in an amount equal to the income includable by the optionee with respect to the transaction.

         Nonqualified Stock Options. An optionee who is granted an option to acquire Common Stock under the 1997 Plan that does not qualify for ISO treatment (a "nonqualified stock option") will not realize any income upon the grant of such option, but generally will realize ordinary income when the nonqualified stock option is exercised. The amount of income to be recognized by the optionee is equal to the difference between the amount paid for the stock and the fair market value of the stock received. The ordinary income received will constitute compensation for which tax withholding may be required.

         If, however, a profitable sale of the stock subject to a nonqualified stock option under the 1997 Plan could subject the optionee to suit under
Section 16(b) of the Exchange Act, then such optionee will generally recognize ordinary income on the date when such optionee is no longer subject to such liability (or, if earlier, six months from the transfer of the stock to the optionee) in an amount equal to the fair market value of the shares on such date less the exercise price. However, the optionee may elect within thirty days of the date of exercise to recognize ordinary income as of the date of exercise.

         Shares received pursuant to the exercise of a nonqualified stock option granted under the 1997 Plan will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares received generally will begin on the date of exercise or other relevant date. Upon the subsequent sale of such shares, the optionee will generally recognize long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year (and provided that the shares constitute capital assets in the hands of the selling stockholder), in an amount equal to the difference between the selling price and the stockholder's tax basis in the shares sold.

         If an optionee exercises a nonqualified stock option, in whole or in part, with previously acquired stock of the Company, the optionee will recognize ordinary income in the amount by which the fair market value of the stock received by the optionee exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired stock to the Company. Shares of stock received by an optionee, equal in number to the previously acquired shares of stock exchanged therefor, will have the same tax basis and holding period as such previously acquired stock. Shares of stock received by an optionee in excess of the number of such previously acquired shares of stock will have a tax basis equal to the fair market value of such additional shares of stock as of the date ordinary income is received, and the holding period for such additional shares of stock will commence as of the date of exercise or such other relevant date.

         With respect to the grant and exercise of nonqualified stock options under the 1997 Plan, the Company generally will be entitled to a federal income tax deduction in its tax year within which the optionee recognizes income (that is, the taxable year of the Company in which or with which the optionee's taxable year of income recognition ends) equal to the amount of income recognized by the optionee.

         Withholding. Generally, the Company will be required to make arrangements for withholding or reporting applicable taxes with respect to ordinary income recognized by an optionee in connection with awards made under the 1997 Plan. Special rules will apply in cases where the recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the award. Such delivery of shares will in certain circumstances result in the recognition of income with respect to such shares.

         Golden Parachute Payments. The terms of the agreements pursuant to which specific awards are made to eligible persons under the 1997 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payment" and the Company will be denied any deduction with respect to such payment.

BOARD RECOMMENDATION AND REQUIRED VOTE

         The Board of Directors has unanimously approved the adoption of the 1997 Plan. The 1997 Plan is submitted for approval by a majority of the shares of Common Stock present in person or represented by Proxy and entitled to vote at the Meeting, provided that the total vote cast on the proposal represents over 50% in interest of the Common Stock entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE AAMES FINANCIAL CORPORATION 1997 STOCK OPTION PLAN.


                      PROPOSAL TO RATIFY THE APPOINTMENT OF
                             INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Price Waterhouse LLP to serve as independent accountants of the Company to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 1998. Price Waterhouse LLP has audited the Company's financial statements annually since 1990. Representatives of Price Waterhouse LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

         Approval of the ratification of appointment of Price Waterhouse LLP for fiscal 1998 will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by Proxy and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.


                            PROPOSALS OF STOCKHOLDERS

         A proper proposal submitted by a stockholder for presentation at the Company's 1998 Annual Meeting and received at the Company's executive offices no later than June 12, 1998, will be included in the Company's Proxy Statement and form of Proxy relating to the 1998 Annual Meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be acted upon at the Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying Proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the Meeting, however, the Proxy holders will vote thereon in accordance with their best judgment.


                          ANNUAL REPORT TO STOCKHOLDERS

         The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997 was mailed to stockholders with this Proxy Statement and is not to be considered part of the soliciting material.


                               REPORT ON FORM 10-K

         THE COMPANY UNDERTAKES, UPON WRITTEN REQUEST, TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS THERETO. REQUESTS SHOULD BE ADDRESSED TO AAMES FINANCIAL CORPORATION, 350 S. GRAND AVENUE, LOS ANGELES, CALIFORNIA 90071, ATTN: EXECUTIVE VICE PRESIDENT - FINANCE.


DATED:  October  10, 1997                   ON BEHALF OF THE BOARD OF DIRECTORS

                                            /s/ Barbara S. Polsky

                                            Barbara S. Polsky
                                            Secretary

                                                                     EXHIBIT "A"

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


         The following report of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended ("Securities Act"), or the Securities Exchange Act of 1934, as amended ("Exchange Act"), that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

         During the 1997 fiscal year, the Compensation Committee of the Board of Directors was comprised of Mr. Joseph Cerrell and Dr. Melvyn Kinder who are non-employee directors of the Company. The Board of Directors delegates to the Compensation Committee the responsibility for developing and administering policies which govern the total compensation program for the executive officers of the Company. The Committee also administers the Company's stock option plans.

         The goal of the Company's executive compensation program is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests more closely with that of the Company and stockholders. In furtherance of this goal, the program consists of three main components: (1) base salary; (2) bonuses which are either discretionary or based on Company or subsidiary performance; and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

EXECUTIVE COMPENSATION

         Base salaries for the executive officers are established by the Compensation Committee based on the recommendations of management which considers, and applies subjectively as appropriate, individual performance and achievement, areas of responsibility, position, the extent to which the officers' skills are in demand or may be marketed to other companies or industries and internal and external comparability. The base salary for Mr. Kornswiet was initially established under the terms of an employment agreement entered into in connection with the Company's acquisition of One Stop, a company of which Mr. Kornswiet was the Chief Executive Officer, President and sole stockholder. Under the initial terms of the employment agreement, Mr. Kornswiet was appointed Executive Vice President of the Company and Chief Executive Officer and President of One Stop. Upon his appointment as President of the Company in May 1997, Mr. Kornswiet's employment agreement was revised by the Compensation Committee to increase his annual base salary from $750,000 to $900,000.

         Of the Company's nine key employees (excluding the Chief Executive Officer), four are paid bonuses based on Company performance under the terms of the Company's performance bonus plan. See -- "Performance Bonus Plan." Under the terms of his employment agreement, Mr. Kornswiet is entitled to a cash bonus equal to 7.5% of One Stop's pre-tax income. The bonus provisions included in Mr. Kornswiet's employment agreement are akin to the bonus provisions contained in the 1991 Compensation Arrangement (as defined below) of Mr. Gary Judis, the then Chief Executive Officer and President of the Company. The other four key employees are entitled to discretionary bonuses.

         The Compensation Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, from time to time, the Company has granted key employees stock options pursuant to the Company's stock option arrangements. The Committee grants options upon the recommendations of management. As of June 30, 1997, the Company's nine key employees (excluding the Company's Chief Executive Officer) held options to acquire 1,004,320 shares of the Company's Common Stock.

PERFORMANCE BONUS PLAN

         In October 1995, the Compensation Committee adopted the Performance Bonus Plan for executives, other than those primarily responsible for the origination and purchase of loans, which provided for a performance-based cash bonus equal to a specified dollar level (the "Payment Amount") for every percentage point for which return on average equity exceeds a specified return (the "Target ROE"). For fiscal 1997, the Target ROE was set at fifteen percent. The Compensation Committee believed that a fifteen percent return was generally perceived as a good return on equity for a financial services company, and only performance in excess of a good return should be rewarded through the performance-based compensation program. For fiscal 1997, return on average equity was calculated based on the Company's net income as reported under generally accepted accounting principles divided by average stockholders' equity computed over the prior two years, excluding certain charges resulting from the acquisition of One Stop and the relocation of the Company's headquarters. Each Performance Bonus Plan participant was given a Payment Amount based on the participant's contribution to, and impact upon, the success of the Company. For fiscal 1997, the range in Payment Amounts for plan participants was from $4,000 to $15,000. In June 1997, the quarterly bonuses to be paid to Performance Bonus Plan participants were fixed at the third fiscal quarter levels pending review of the Plan by the Compensation Committee. The Compensation Committee, with the assistance of an outside compensation consultant, intends to establish a bonus plan that provides the proper incentives and appropriate levels of compensation to participants. On management's recommendation, the Compensation Committee determined that a bonus based on return on average equity may not provide the appropriate management incentives for a company that historically operated on a negative cash flow basis and requires continuous access to the capital markets.

EXECUTIVE COMPENSATION--CHIEF EXECUTIVE OFFICERS

         Until his resignation on May 7, 1997, Mr. Judis served as the Company's Chief Executive Officer. From July 1, 1996 until December 31, 1996, Mr. Judis' compensation was based on an employment agreement entered into in 1991 (the "1991 Compensation Arrangement") pursuant to which, in addition to a base annual salary of $490,050, Mr. Judis received an annual bonus equal to 7.5% of the Company's pre-tax net income (prior to his bonus and prior to any extraordinary charges). The Compensation Committee believed that the compensation arrangements with Mr. Judis met the Company's overall approach to performance-related executive compensation and its goal of retaining and motivating a Chief Executive Officer responsible for setting and implementing the strategic direction which had enabled the Company to perform at a very high level. The 1991 Compensation Arrangement aligned management and stockholder interest by linking a substantial portion of Mr. Judis's cash compensation to pre-tax earnings, with the result that the Chief Executive Officer compensation improved directly in relation to improved Company profitability.

         At the Compensation Committee's meeting in November 1995, an agreement was reached with Mr. Judis as to the terms of a new five-year employment agreement, the compensation provisions of which became effective January 1, 1997 (the "1997 Agreement"). The Compensation Committee determined that an increase in base salary from $490,050 to $850,000 was appropriate, as Mr. Judis's base salary had not been increased since 1994. The performance bonus and long-term incentive provisions incorporated into the 1997 Agreement were: (1) a performance bonus to be determined pursuant to the Company's Performance Bonus Plan (which was approved by the stockholders at the 1996 Annual Meeting), and
(2) the grant to Mr. Judis of stock options under the Company's stock option plans as determined by the Compensation Committee from time to time. Under the 1997 Agreement, Mr. Judis received a performance bonus under the Company's Performance Bonus Plan with a Payment Amount of $120,000 for each percentage point for which return on average equity exceeded the Target ROE of fifteen percent.

         On May 7, 1997, Mr. Thompson, the Company's then Chief Operating Officer, assumed the duties of Chief Executive Officer. Prior to May 7, 1997, Mr. Thompson's compensation was established under the terms of an employment agreement entered into in March 1996 with the approval of the Compensation Committee. Under that agreement, as amended, Mr. Thompson was paid a base salary of $500,000 and received a performance bonus under the Company's Performance Bonus Plan with a Payment Amount of $45,000 for each percentage point for which return on average equity exceeded the Target ROE. The employment agreement also provided for the grant of stock options covering 1,795,950 shares. The Compensation Committee believed that the grant of the options to Mr.

Thompson was necessary to attract Mr. Thompson to the Company and provided the appropriate level of long-term incentive to foster continued strong growth in stockholder values.

         Upon his appointment as Chief Executive Officer in May 1997, Mr. Thompson's employment agreement was revised by the Compensation Committee to increase his base salary to $900,000. Further, at Mr. Thompson's request, the Compensation Committee replaced the performance bonus provisions of his agreement with a discretionary bonus subject to the approval of the Board or the stockholders. Considering the number of stock options Mr. Thompson was granted at the time he became Chief Executive Officer, the Committee believes his compensation is primarily performance based.

STATEMENT REGARDING TAX POLICY COMPLIANCE

         Section 162(m) of the Code limits the deductible allowable to the Company for compensation paid to the chief executive officer and each of the four other most highly compensated executive officers to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met, including receipt of stockholder approval or if amounts are paid pursuant to a written contract that was in effect on February 17, 1993 and not subsequently materially modified. Under certain circumstances, the Compensation Committee, in its discretion, may authorize payments, such as salary, bonuses or otherwise that may cause an executive officer's income to exceed the deductible limits. The fiscal 1997 compensation paid to Messrs. Thompson and Kornswiet in excess of $1 million exceeded the deductible limits.


Compensation Committee:                      Joseph Cerrell, Chairman
                                             Melvyn Kinder

                                                                     EXHIBIT "B"

                           AAMES FINANCIAL CORPORATION
                             1997 STOCK OPTION PLAN


1.       PURPOSE OF THE PLAN.

         The name of this plan is the Aames Financial Corporation 1997 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable Aames Financial Corporation, a Delaware corporation (the "Company"), and any parent company of and/or any subsidiary of the Company to obtain and retain the services of the types of directors, officers (vice president or equivalent and higher) and consultants who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

2.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee") consisting of two or more directors, each of whom shall be both a "Non-Employee Director," as that term is defined in Rule 16b-3(b) of the Rules and Regulations (the "Rules") of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations of the Internal Revenue Service adopted thereunder, as such Rules and such Section and regulations may from time to time be amended or interpreted. Members of the Committee shall serve at the pleasure of the Board of Directors of the Company.

         The Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority, (i) to select from among eligible directors, officers and consultants those persons to be granted "Awards" (as defined below) under the Plan; (ii) to determine the type, size and terms of individual Awards (which need not be identical) to be made to each eligible director, officer and/or consultant selected; (iii) to determine the time when Awards will be granted and to establish objectives and conditions (including, without limitation, vesting and performance conditions), if any, for earning Awards; (iv) to amend the terms or conditions of any outstanding Award, subject to applicable legal restrictions and to the consent of the other party to such Award; (v) to determine the duration and purpose of leaves of absences which may be granted to holders of Awards without constituting termination of their employment for purposes of their Awards; (vi) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and (vii) to make any and all other determinations which it determines to be necessary or advisable in the administration of the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt, amend and revoke such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company or any parent company or any subsidiary of the Company. Notwithstanding the foregoing, the Committee shall have no authority to reprice underwater Awards (i.e., Awards for which the exercise price is greater than the current Fair Market Value of the Common Stock), without the approval of the Company's stockholders.

3.       PERSONS ELIGIBLE UNDER THE PLAN.

         Any person who is a director, officer (vice president or equivalent and higher) or consultant of the Company, or of any current or future parent company or subsidiary of the Company (an "Optionee"), shall be eligible to be considered for the grant of Awards under the Plan; provided, however, that Outside Directors who are not expressly declared to be eligible to participate in the Plan shall only be permitted to receive the Awards described in Section 5 of the Plan; and provided, further, that only employees of the Company and of any current or future parent or subsidiary of the Company (who are otherwise eligible to receive Awards under the Plan) shall be eligible to receive Awards in the form of Incentive Stock Options (as hereinafter defined) under the Plan.

4. AWARDS.

         (a) Stock Options. Awards authorized under the Plan shall solely consist of options to purchase of the Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), which options may be designated Incentive Stock Options or Non-Statutory Stock Options hereunder (as defined below).

         (b) Consideration. Common Stock may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered, or to the extent permitted by applicable state law, to be rendered by the recipient of the Award, or the delivery of a promissory note or other deferred payment obligation by the Optionee. All Awards granted under this Plan shall be exercisable at an exercise price equal to 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

         (c) Guidelines. The Committee may adopt, amend or revoke from time to time written policies implementing the Plan. Such policies may include, but need not be limited to, the type, size and term of Awards to be made to participants and the conditions for payment of such Awards; provided, however, that all Awards granted under the Plan shall have a term of 10 years, except as otherwise required by the Code.

         (d) Terms and Conditions. Subject to Section 4(e) and the other provisions of the Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted pursuant to the Plan, which terms and conditions may include, among other things:

                  (i) any provision necessary for such Award to qualify as an incentive stock option under Section 422 of the Code (an "Incentive Stock Option"); and

                  (ii) a provision permitting the recipient of such Award to pay the purchase price of the Common Stock or other property issuable pursuant to such Award, or to pay such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by delivering previously owned shares of capital stock of the Company (including "pyramiding") or other property, or by reducing the number of shares of Common Stock or the amount of other property otherwise issuable pursuant to such Award; provided, however, that, unless otherwise expressly determined by the Committee, all Awards granted to Executive Officers and directors of the Company shall contain provisions allowing for the payment of the total amount of Award exercise prices and all tax withholding obligations by means of the delivery of shares of capital stock of the Company and/or the reduction of the number of shares of Common Stock or the amount of other property otherwise issuable pursuant to an Award.

         (e) Mandatory Terms and Conditions. Unless otherwise expressly determined by the Committee, each Award shall provide that as soon as practicable following the Committee's determination that a Change in Control of the Company (as herein defined) is likely to occur, the Committee shall provide each Optionee who then holds an Award with notice of such event (an "Acceleration Notice"). Unless otherwise expressly determined by the Committee, each Award shall further provide that, regardless of the vesting schedule contained in an Award, each Optionee receiving an Acceleration Notice may during the 15 calendar days following the receipt of an Acceleration Notice exercise the Award (the "Accelerated Exercise"), in whole or in part, by delivering the Award certificate together with the exercise price associated therewith, if any, to the Company; provided, however, that if the Change in Control does not occur the Optionee's Accelerated Exercise shall be of no effect and the Optionee shall be returned his or her Award certificate together with any exercise price paid in connection with the Accelerated Exercise (but without interest thereon). Unless otherwise expressly determined by the Committee, for purposes of the Plan, a "Change in Control" shall mean the occurrence of any of the following events after the Effective Date (as herein defined):

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that neither of the following acquisitions shall constitute a Change in Control: (1) any acquisition by the Company or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                  (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the stockholders of the Company, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                  (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless in connection with such reorganization, merger or consolidation; (1) more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation, which may be the Company (the "Resulting Corporation") entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation; (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, the Resulting Corporation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly, 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and (3) at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                  (iv) Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation (the "Buyer") with respect to which (x) following such sale or other disposition, more than 50% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the persons who were beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; (y) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% of more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition or assets of the Company.

         (f) Maximum Awards. An Optionee may be granted multiple Awards under the Plan. However, notwithstanding any other provision of the Plan, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan to any Optionee during any fiscal year shall be 400,000, subject to adjustment as provided in Section 8 of the Plan.

         (g) Suspension or Termination of Awards. If the Board of Directors of the Company determines that an Optionee has committed an act of embezzlement, fraud, nonpayment of any obligation owed to the Company or any subsidiary, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of trade secret or confidential information of the Company, engages in any conduct constituting unfair competition, or induces any customer of the Company to breach a contract with the Company, the Committee may terminate the Optionee's rights under any then outstanding Award. In making such determination, the Board of Directors of the Company shall act fairly and shall give the Optionee a reasonable opportunity to appear and present evidence on his or her behalf at a hearing before a committee of the Board of Directors of the Company; and if the Optionee is an Executive Officer, the determination of the Board of Directors of the Company shall be subject to the approval of the Committee.

5.       MANDATORY GRANTS TO OUTSIDE DIRECTORS.

         (a) Mandatory Grants to Outside Directors. Notwithstanding any other provisions of the Plan, the grant of Awards to each Outside Director shall be subject to the following limitations of this Section 5.

                  (i) Upon the initial election or appointment of an Outside Director, the Committee shall grant to such member, at the first meeting of the Committee following the date of such election or appointment, an award in the form of a ten-year Non-Statutory Stock Option (as hereinafter defined) to purchase 10,000 shares of Common Stock.

                  (ii) The Committee shall grant to each Outside Director who was an Outside Director prior to the annual meeting of the Company's stockholders, effective as of each annual meeting at the conclusion of which the Outside Director still serves as a director of the Company, an award in the form of a ten year Non-Statutory Stock Option to purchase 1,500 shares of Common Stock.

                  (iii) All Awards granted to Outside Directors under this
         Section 5 shall be exercisable at an exercise price equal to 100% of the Fair Market Value of a share of Stock on the Date of Grant.

                  (iv) All Awards granted to Outside Directors under this
         Section 5 will vest or become exercisable as follows: 33% of the Award (rounded up to the nearest whole share) shall vest on the first anniversary of the Date of Grant of the Award, and 33% of the Award (rounded up to the nearest whole share) shall vest on the second anniversary of the Date of Grant of the Award, and the remaining portion of the Award shall vest on the third anniversary of the Date of Grant of the Award.

                  (v) Unless otherwise provided in the Plan, all provisions regarding the terms of Awards, other than those pertaining to the vesting of Awards, the number of shares covered by Awards, term and Exercise Price of Awards shall be applicable to the Award granted to Outside Directors under this Section 5.

         (b) Prohibition of Other Grants to Outside Directors. Notwithstanding any other provisions in this Plan, the mandatory grants described in this
Section 5 shall constitute the only Awards under the Plan permitted to be made to Outside Directors unless such persons are designated eligible persons by the Board of Directors of the Company.

         (c) Grants Under the Aames Financial Corporation 1996 and 1995 Stock Incentive Plans. Awards granted under this Section 5 of the Plan are in lieu of and supersede the mandatory grants established for Outside Directors under
Section 5 of the Aames Financial Corporation 1996 Stock Incentive Plan and the Aames Financial Corporation 1995 Stock Incentive Plan.

6.       SHARES AVAILABLE FOR AWARDS.

         The aggregate number of shares of Common Stock that may be issued or issuable pursuant to all Awards under the Plan (including Awards in the form of Incentive Stock Options and Non-Statutory Stock Options) shall not exceed an aggregate of 400,000 shares of Common Stock, subject to adjustment as provided in Section 8 of the Plan; and the aggregate number of shares of Common Stock that may be issued pursuant to all Incentive Stock Options granted under the Plan shall not exceed 400,000 shares, subject to adjustment as provided in
Section 8 of the Plan. Shares of Common Stock subject to the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Any shares of Common Stock subject to an Award which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan. For purposes of this Section 6, the aggregate number of shares of Common Stock that may be issued at any time pursuant to Awards granted under the Plan shall be reduced by: (i) the number of shares of Common Stock previously issued pursuant to Awards granted under the Plan, other than shares of Common Stock subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership, such as dividends; and (ii) the number of shares of Common Stock which were otherwise issuable pursuant to Awards granted under this Plan but which were withheld by the Company as payment of the purchase price of the Common Stock issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance.

7.       VESTING.

         Subject to Section 5 of the Plan, the Committee may determine that all or a portion of an Award granted to a participant under the Plan shall be vested at such times and upon such terms as may be selected by the Committee in its sole discretion; provided, however, that, unless otherwise expressly determined by the Committee, all Awards granted to Executive Officers shall provide for vesting in four annual installments commencing on the first anniversary of the date of the Date of Grant of such Award.

8.       DILUTION AND OTHER ADJUSTMENTS.

         In the event of any change in the outstanding shares of the Common Stock or other securities then subject to the Plan by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, or if the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property or a different kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities (other than a regular cash dividend), then, unless the terms of such transaction shall provide otherwise, such equitable adjustments shall be made in the Plan and the Awards thereunder (including, without limitation, appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under the Plan, (ii) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under the Plan and (iii) the maximum number of securities with respect to which Awards may thereafter be granted to any Optionee in any fiscal year) as the Committee determines are necessary or appropriate, including, if necessary, any adjustments in the maximum number of shares referred to in Section 6 of the Plan; provided, however, that no such adjustments shall be made in the mandatory grants to Outside Directors made pursuant to Section 5 of the Plan in the event of a stock split or stock dividend declared by the Company. Such adjustments shall be conclusive and binding for all purposes of the Plan.

9.       MISCELLANEOUS PROVISIONS.

         (a) Definitions. As used herein, (i) "subsidiary" means any current or future corporation which would be a "subsidiary corporation," as that term is defined in Section 424(f) of the Code, of the Company; (ii) "Executive Officer" means a person holding one of the offices enumerated in Rule 16a-1(f) of the Rules; (iii) "Date of Grant" means the date on which the Committee adopts a resolution expressly granting an Award to an eligible participant in the Plan, or if a different date is set forth in such resolution as the Date of Grant, then such date as set forth in such resolution (iv) "Fair Market Value" per share at any date shall mean (a) if the Common Stock is listed on an exchange or exchanges, or admitted for trading in a market system which provides last sale data under Rule 11Aa3-1 of the General Rules and Regulations of the SEC under the Exchange Act (a "Market System"), the last reported sales price per share on the last business day prior to such date on the principal exchange on which it is traded, or in a Market System, as applicable, or if no sale was made on such day on such principal exchange or in such a Market System, as applicable, the last reported sales price per share on the most recent day prior to such date on which a sale was reported on such exchange or such Market System, as applicable; or (b) if the Stock is not then traded on an exchange or in a Market System, the average of the closing bid and asked prices per share for the Stock in the over-the-counter market as quoted on NASDAQ on the day prior to such date; or
(c) if the Stock is not listed on an exchange or quoted on NASDAQ, an amount determined in good faith by the Committee; (v) "Outside Director" means a Director who is not (a) a current employee of the Company (or any related entity), (b) a former employee of the Company (or any related entity) who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan), (c) a former officer of the Company (or any related entity), or (d) a consultant or person otherwise receiving compensation or other remuneration, either directly or indirectly, in any capacity other than as a Director; and (vi) "Non-Statutory

Stock Option" means an Award in the form of a stock option that is not an Incentive Stock Option; and (vii) the term "or" means "and/or."

         (b) Conditions on Issuance. Securities shall not be issued pursuant to Awards unless the grant and issuance thereof shall comply with all relevant provisions of law and the requirements of any securities exchange or quotation system upon which any securities of the Company are listed, and shall be further subject to approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by Company counsel to be necessary to the lawful issuance and sale of any security or Award, shall relieve the Company of any liability in respect of the nonissuance or sale of such securities as to which requisite authority shall not have been obtained.

         (c) Rights as Stockholder. A participant under the Plan shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until certificates for shares of such stock are issued to the participant.

         (d) Assignment or Transfer. Subject to the provisions of the Code concerning Incentive Stock Options, at the discretion of the Committee, Awards under the Plan and rights or interests therein may be assignable or transferable by a participant.

         (e) Agreements. All Awards granted under the Plan shall be evidenced by written agreements in such form and containing such terms and conditions (not inconsistent with the Plan) as the Committee shall from time to time adopt.

         (f) Withholding Taxes. Subject to Section 4(d)(ii) of the Plan, the Company shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards and, with respect to awards paid in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligation of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government authorities.

         (g) No Rights to Award. Subject to Section 5 of the Plan, no Optionee or other person shall have any right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Optionee any right to be retained in the employ of the Company or any of its subsidiaries or shall interfere with or restrict in any way the rights of the Company or any of its subsidiaries, which are hereby reserved, to discharge the Optionee at any time for any reason whatsoever, with or without good cause.

         (h) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any Award nor to any Optionee receiving an Award.

         (i) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

10.      AMENDMENTS AND TERMINATION.

         (a) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan. However, with the consent of the Optionee affected, the Committee may amend outstanding agreements evidencing Awards under the Plan in a manner not inconsistent with the terms of the Plan.

         (b) Stockholder Approval. To the extent that Rule 16b-3 of the Rules,
Section 422 of the Code, other applicable law, or the rules, regulations, procedures or listing agreement of any national securities exchange or quotation system, requires that any such amendment to the Plan be approved by the stockholders of the Company, no such amendment shall be effective unless and until it is approved by the stockholders in such a manner and to such a degree as is required.

         (c) Termination. Unless the Plan shall theretofore have been terminated as above provided, the Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after October 1, 2007.

11.      EFFECTIVE DATE.

         Subject to adoption by the stockholders of the Company, the Plan shall be effective as of October 1, 1997 (the "Effective Date").

12.      GOVERNING LAW.

         The corporate law of Delaware shall govern issues related to the validity and issuance of Common Stock. Otherwise, the Plan and any agreements entered into thereunder shall be construed and governed by the laws of the State of California applicable to contracts made within, and to be performed wholly within, such state.

PROXY

                          AAMES FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 19, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Aames Financial Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on November 19, 1997, at 3:00 p.m., Los Angeles time, at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California, and hereby further revokes all previous proxies and appoints Cary
H. Thompson, Gregory J. Witherspoon and Melvyn Kinder, as proxies of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournments thereof with the same effect as if the undersigned were present, for the following purposes:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



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
                                                                Please mark
                                                                your vote as [X]
                                                                indicated in
                                                                this example

                                  FOR all nominees listed   WITHHOLD AUTHORITY
                                     (except as marked      (to vote for all the
                                     to the contrary)         nominees listed)
1. ELECTION OF DIRECTORS:
   The election of the following           [ ]                     [ ]
   persons as directors of the
   Company, as provided in the
   Company's Proxy Statement

   George W. Coombe, Jr., Neil B. Kornswiet and
   Georges C. St. Laurent, Jr.

INSTRUCTION: To vote against any one nominee, write that nominee's name in the space provided below.

___________________________________________________

                                                           FOR  AGAINST  ABSTAIN
2. The approval of the adoption of the Company's 1997
   Stock Option Plan, as provided in the Company's         [ ]    [ ]      [ ]
   Proxy Statement.

                                                           FOR  AGAINST  ABSTAIN
3. The ratification of the appointment of Price
   Waterhouse LLP as the Independent accountants of        [ ]    [ ]      [ ]
   the Company for fiscal 1998.

                  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF THE PROPOSALS AND, AS THE PROXY DEEMS ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                             YOUR VOTE IS IMPORTANT TO THE COMPANY

                       PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE
                        TOP PORTION OF THIS SHEET AND RETURNING IT IN THE
                                     ENCLOSED POSTPAID ENVELOPE


Signature(s) ____________________________________________

Signature, if held jointly ______________________________  Date _________, 1997

(Please sign exactly as your name appears on your stock certificate.) When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in fiduciary capacity should indicate their full title in such capacity.

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